Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the "Agreement") is made as of December 20th 2012 by and between "Cerulean Group, Inc.” (Cerulean) is primarily Nevada Corporation with its head office located at address Krizikova 22, Prague, 18600, Czech Republic,  and "Alexey Ivanov" (Alexey Ivanov) located at Jaselska, 244/18, Prague, 16000 Czech Republic.

In consideration of the mutual premises herein contained, Company and Independent Contractor hereby agree as follows:

SECTION 1: ENGAGEMENT

Cerulean hereby engages Alexey Ivanov to render the services, and deliver the reports, according to the schedule and as described in the annexed Exhibit A (collectively, the "Services"). In the event of any conflict between this Agreement and the annexed Exhibit A, this Agreement shall control.

SECTION 2: COMPENSATION

A. In full consideration for the performance of the Services hereunder, and for any rights granted or relinquished by Alexey Ivanov under this Agreement, Cerulean shall pay Alexey Ivanov as follows:

a fixed fee (the "Fee") in the amount of US$ 4,000.

B. Payments shall be preceded by an invoice from Alexey Ivanov, which Company shall then pay in the ordinary course.

• Cerulean pays US$ 2,000 as a retainer to develop a website.

• Cerulean pays US$ 2,000 balance payment after the completion of development of the website including development and testing.

D. Cerulean will reimburse Alexey Ivanov for reasonable and necessary expenses incurred in the performance of the Services; provided, however, that all such expenses shall be subject to Company's prior approval.

E. Independent Contractor acknowledges and agrees that, except as provided in this Section 2, it shall not be entitled to, and Cerulean shall not be obligated to pay, any monies or other compensation for the Services provided and rights granted under this Agreement.

SECTION 3: DELIVERY

 Alexey Ivanov will deliver the website as follows:

(a) Alexey Ivanov agrees to deliver final version no later than 4 months after receiving the Retainer payment.

(b) Cerulean will specify technical details for final delivery of the website.

SECTION 4: ASSURANCE OF SERVICES

A. Independent Contractor will assure that the following individuals (the "Key Employees") will be available to perform, and will perform, the Services hereunder until they are completed (identify by title and name as applicable):

Alexey Ivanov, TITLE

B. The Key Employees may be changed only with the prior written approval of Cerulean, which approval shall not be unreasonably withheld.

SECTION 5: INDEPENDENT CONTRACTOR RELATIONSHIP

A. Alexey Ivanov agrees to perform the Services hereunder solely as an Independent Contractor. The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties. Alexey Ivanov is not authorized to enter into or commit Cerulean to any agreements, and Alexey Ivanov shall not represent itself as the agent or legal representative of Cerulean.

B. Further, Alexey Ivanov shall not be entitled to participate in any of Cerulean's benefits, including without limitation any health or retirement plans. Alexey Ivanov shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

C. Cerulean shall not be liable for taxes, Worker's Compensation, unemployment insurance, employers' liability, employer's FICA, social security, withholding tax, or other taxes or withholding for or on behalf of Alexey Ivanov or any other person consulted or employed by Alexey Ivanov in performing Services under this Agreement. All such costs shall be Independent Contractor's responsibility.

SECTION 6: PROPRIETARY RIGHTS

A. Alexey Ivanov acknowledges that he has no right to or interest in his work or product resulting from the Services performed hereunder, or any of the documents, reports or other materials created by Alexey Ivanov in connection with such Services, nor any right to or interest in any copyright therein. Alexey Ivanov acknowledges that the Services and the products thereof (hereinafter referred to as the "Materials") have been specially commissioned or ordered by Cerulean as "works made-for-hire" as that term is used in the Copyright Law of the United States, and that Cerulean is therefore to be deemed the author of and is the owner of all copyrights in and to such Materials.

B. In the event that such Materials, or any portion thereof, are for any reason deemed not to have been works made-for-hire, Alexey Ivanov hereby assigns to Cerulean any and all right, title, and interest Independent Contractor may have in and to such Materials, including all copyrights, all publishing rights, and all rights to use, reproduce, and otherwise exploit the Materials in any and all formats or media and all channels, whether now known of hereafter created. Alexey Ivanov agrees to execute such instruments as Cerulean may from time to time deem necessary or desirable to evidence, establish, maintain, and protect Cerulean's ownership of such Materials, and all other rights, title, and interest therein.

SECTION 7: CONFIDENTIALITY

A. In connection with the performance of Services hereunder, Alexey Ivanov may be exposed to confidential and proprietary information of Cerulean, whether or not so identified (including without limitation this Agreement).

B. Alexey Ivanov shall not, without the prior written consent of Cerulean, use Cerulean's name in any advertising or promotional literature or publish any articles relating to Cerulean, this Agreement, or the Services and shall not otherwise refer to the retention of Independent Contractor to render consulting services hereunder.

SECTION 8: WARRANTIES AND INDEMNIFICATION

A. Alexey Ivanov represents and warrants that:

i) The Services shall be performed in accordance with, and shall not violate, applicable laws, rules or regulations, and standards prevailing in the industry and Alexey Ivanov shall obtain all permits or permissions required to comply with such laws, rules or regulations;

ii) The Materials shall be original, clear, and presentable in accordance with generally applicable standards in the industry;

iii) The Materials will not contain libelous, injurious, or unlawful material and will not violate or in any way infringe upon the personal or proprietary rights of third parties, including property, contractual, employment, trade secrets, proprietary information, and non-disclosure rights, or any trademark, copyright, or patent, nor will they contain any format, instruction, or information that is inaccurate or injurious to any person, computer system, or machine;

iv) Alexey Ivanov has full power and authority to enter into and perform its obligations under this Agreement; this Agreement is a legal, valid, and binding obligation of Independent Contractor, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally and equitable remedies); entering into this Agreement will not violate the Charter or By-laws of Independent Contractor or any material contract to which it is a party;

v) Alexey Ivanov will perform the Services in accordance with the specifications established by Cerulean.

B. Cerulean represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement; this Agreement is a legal, valid, and binding obligation of Cerulean, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally and equitable remedies); entering into this Agreement will not violate the Charter or By-laws of Cerulean or any material contract to which it is a party.

C. Alexey Ivanov shall comply with all of Cerulean's standards and procedures when working on-site at Cerulean, including without limitation, standards relating to security.

D. Cerulean shall not be liable for injury or death occurring to Alexey Ivanov or any of its employees or other assistants in the course of performing this Agreement.

E. Alexey Ivanov hereby indemnifies and holds harmless Cerulean, its subsidiaries, and affiliates, and their officers and employees, from any damages, claims, liabilities, and costs, including reasonable attorney's fees, or losses of any kind or nature whatsoever ("Loss") which may in any way arise from the Services performed by Alexey Ivanov hereunder, the work of employees of Alexey Ivanov while performing the Services of Alexey Ivanov hereunder, or any breach or alleged breach by Independent Contractor of this Agreement, including the warranties set forth herein. Cerulean shall retain control over the defense of, and any resolution or settlement relating to, such Loss. Alexey Ivanov will cooperate with Cerulean and provide reasonable assistance in defending any such claim.

SECTION 9: TERM AND TERMINATION

A. The term of this Agreement shall commence on the date hereof and shall continue until Alexey Ivanov satisfactorily completes performance of the Services (hereinafter the "Term").

B. This Agreement may be terminated:

i) by either party upon fifteen (15) days prior written notice if the other party breaches or is in default of any obligation hereunder and such default has not been cured within such fifteen (15) day period

ii) by Cerulean at any time during the Term for any reason (or no reason) upon ten (10) days written notice.

C. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, acts of the public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortages of suitable parts, materials, labor or transportation or any causes beyond the control of such party.

D. Upon termination by either party, Independent Consultant shall provide to Company any and all copies, in whole or in part, of the Materials (as they then exist) and any and all tangible materials Cerulean provided to the Independent Consultant in connection with this Agreement.

SECTION 10: DAMAGES AND REMEDIES

A. In the event of termination of this Agreement by Cerulean pursuant to Section 9.B (i), Cerulean shall have all remedies available to it at law and in equity. Any and all Materials prepared for and/or delivered to Cerulean prior to termination shall remain the property of Cerulean.

B. In the event of termination pursuant to Section 9.B (ii), and provided that Independent Contractor is not in material breach of its obligations hereunder, Alexey Ivanov shall be entitled to keep all monies already paid pursuant to Section 2 and Cerulean's sole obligation shall be to pay Independent Contractor the amount due for Services already acceptably performed and Materials already accepted, pro rata. In no event shall Cerulean be liable for any lost profits or consequential, incidental or special damages.

C. Alexey Ivanov waives any and all right to injunctive relief in the event of any dispute with Cerulean, and Alexey Ivanov's sole remedy in such a dispute shall be at law.

Section 11: GENERAL TERMS

A. Cerulean does not agree to pay to Alexey Ivanov, and Alexey Ivanov agrees to accept there will be no royalty paid from website distribution.

B. The owner of the final tested website will be CERULEAN CORP.

C. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts made and fully performed therein, and the state and federal courts located in Nevada shall have exclusive jurisdiction of all suits and proceedings arising out of or in connection with this agreement. Both parties hereby submit to the jurisdiction of said courts for purposes of any such suit or proceeding, and waive any claim that any such forum is an inconvenient forum.

D. Any notices to either party under this Agreement shall be in writing and delivered by hand or sent by nationally recognized messenger service, or by registered or certified mail, return receipt requested, to the address set forth above or to such other address as that party may hereafter designate by notice. Notice shall be effective when received, which shall be no greater than one (1) business day after being sent by a nationally recognized messenger service or three days after being sent by mail.

E. Cerulean may freely assign this Agreement, in whole or in part. Alexey Ivanov may not, without the written consent of Cerulean, assign, subcontract, or delegate its obligations under this Agreement, except that Alexey Ivanov may transfer the right only to receive any amounts which may be payable to it for performance under this Agreement, and then only after receipt by Cerulean of written notice of such assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the parties' successors and assigns.

F. The waiver by either party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

G. Following the expiration or termination of this Agreement, whether by its terms, operation of law, or otherwise, the terms and conditions set forth, as well as any term, provision, or condition required for the interpretation of this Agreement or necessary for the full observation and performance by each party hereto of all rights and obligations arising prior to the date of termination, shall survive such expiration or termination.

H. This Agreement represents the entire Agreement between the parties. The Agreement may not be amended, changed, or supplemented in any way except by written Agreement signed by both parties.

Cerulean Corp.

By: /S/ Olesya Didenko

Title: President

Independent Contractor

By: /S/ Alexey Ivanov

Title: Alexey Ivanov

EXHIBIT A

The following describes the Services to be performed, any Materials that are to be delivered, and the schedule for delivery (if applicable):

• Development of a website

Project duration is for 4 months after a retainer payment. It includes both Development & Testing of the applications.